Exhibit 99.2

News Announcement	For Immediate Release

For more information contact:

DG

Omar Choucair

Chief Financial Officer

972-581-2000

JoAnn Horne

Market Street Partners

415-445-3233

DG COMPLETES ACQUISITION OF MEDIAMIND

Combination Creates The Premier Global Online and Television

Advertising Technology Provider

DALLAS, TX, July 26, 2011 — DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today announced that it has completed the acquisition of MediaMind Technologies, Inc., a leading global provider of integrated digital advertising solutions. With the completion of the MediaMind acquisition, DG becomes one of the premier global online and television advertising technology companies.

DG and MediaMind announced on June 16, 2011 the signing of a definitive merger agreement pursuant to which DG’s subsidiary, DG Acquisition Corp. VII, would commence a tender offer for all of the outstanding shares of MediaMind for $22.00 per share in cash, without interest.  The tender offer and withdrawal rights expired at 12:00 midnight, New York City time, on Friday, July 22, 2011.  On July 25, 2011, DG announced that all shares that were validly tendered and not properly withdrawn in the tender offer were accepted for payment.

Pursuant to the terms of the previously announced merger agreement entered into between DG and MediaMind, DG completed the acquisition by effecting a “short-form” merger under Delaware law and MediaMind became a direct, wholly-owned subsidiary of DG.  As a result of the merger, any shares of MediaMind common stock not tendered were cancelled and (other than shares, if any, owned by MediaMind, DG, DG Acquisition Corp. VII, or their subsidiaries or affiliates, or by MediaMind’s stockholders who are entitled to and properly exercise their appraisal rights under Delaware law) converted into the right to receive $22.00 in cash, without interest, the same price that was paid in the tender offer.

Following the merger, MediaMind’s common stock will cease to trade on NASDAQ.

Goldman Sachs & Co. and Bank of America Merrill Lynch acted as financial advisors and Latham & Watkins LLP provided legal advice to DG.  Qatalyst Partners acted as financial advisor and Davis, Polk & Wardwell LLP provided legal advice to MediaMind.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries. The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its MIJO, Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence. For more information, visit www.DGit.com.

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